UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2006 (February 24, 2006)

STERLING BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

TEXAS	0-20750	74-2175590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2550 North Loop West, Suite 600

Houston, Texas 77092

(Address of principal executive offices) (Zip Code)

(713) 466-8300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 24, 2006, Sterling Bancshares, Inc. (the “Company”) announced that Deborah Dinsmore has been promoted to Executive Vice President and Director of Operations for the Company and Sterling Bank.

In connection with her promotion, the Company and Ms. Dinsmore entered into a Severance and Non-Competition Agreement (the “Agreement”) dated February 24, 2006. The Agreement provides for certain severance benefits and includes a grant of shares of the Company’s common stock. Additionally, the Agreement sets forth certain obligations to which Ms. Dinsmore has agreed with regard to non-competition, non-solicitation, and maintaining confidential information.

Pursuant to the Agreement, Ms. Dinsmore was granted 3,000 shares of the Company’s common stock. In addition, Ms. Dinsmore will receive a $20,000 cash bonus payable on the first regular payroll after she has begun her new role.

The Agreement provides for the following severance payments and benefits upon a termination of Ms. Dinsmore’s employment under the circumstances described below:

•	two years’ base pay payable in equal installments in accordance with the Company’s regular pay period;

•	an annual bonus for two years in an amount equal to the highest annual bonus paid to Ms. Dinsmore during the three years preceding termination or change of control (as defined in the Agreement);

•	continued eligibility for Company perquisites and welfare benefit plans, to the extent permitted, and in the event participation is not permitted, payment of the cost of such welfare benefits; and

•	to the extent permitted by law or the applicable plan, accelerated vesting under all benefits plans, options or similar awards.

To become eligible for such severance benefits, either:

•	Ms. Dinsmore’s employment with the Company must be terminated by the Company prior to any change of control for any reason other than cause, disability (as such terms are defined in the Agreement) or death; or

•	following a change of control, Ms. Dinsmore’s employment with the Company (or its successor) is terminated within two years of the change of control either by the Company (or its successor) for any reason other than cause, disability or death or by Ms. Dinsmore for good reason (as defined in the Agreement), or is otherwise terminated by the Company (or its successor) after such two year period for any reason other than cause, disability or death.

Under the terms of the Agreement, Ms. Dinsmore has agreed to the following:

•	to not compete, either as an owner, employee or agent of a financial institution, with the Company or any subsidiary within Harris County, Texas or any contiguous county or otherwise request or induce any customer, depositor or borrower to terminate its business relationship with the Company or any subsidiary during the period of her employment and until the first anniversary of her termination of employment;

•	to not solicit the employment of any officers or employees of the Company or its subsidiaries during the period of her employment and until the first anniversary of her termination of employment; and

•	to not disclose or otherwise use for her benefit or for the benefit of any person other than the Company and its subsidiaries, any confidential information (as defined in the Agreement) of the Company.

The foregoing summary of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Severance and Non-Competition Agreement between Sterling Bancshares, Inc., a Texas corporation, and Deborah Dinsmore, dated February 24, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned authorized officer.

Sterling Bancshares, Inc.

Date: February 28, 2006	By:	/s/ James W. Goolsby, Jr.
James W. Goolsby, Jr. Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Severance and Non-Competition Agreement between Sterling Bancshares, Inc., a Texas corporation, and Deborah Dinsmore, dated February 24, 2006.